Exhibit 99.1

CONTACTS:

Erica Wishner

Acorda Therapeutics

(914) 347-4300 ext. 162

ewishner@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Announces Exercise of Option by Underwriters

HAWTHORNE, N.Y July 6, 2007—Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced that the underwriters of its June 2007 public offering of common stock have exercised their entire option to purchase an additional 562,500 shares of common stock at the public offering price of $18.50 per share. The exercise of the option increases the size of the offering to an aggregate of 4,312,500 shares of common stock.

Banc of America Securities LLC and Deutsche Bank Securities acted as joint bookrunners, and Lazard Capital Markets, Piper Jaffray, Fortis Securities, LLC and Rodman and Renshaw acted as co-managers.

Copies of the final prospectus relating to the offering may be obtained from Banc of America Securities LLC Capital Markets (Prospectus Fulfillment) or Deutsche Bank Securities by email to dg.prospectus_distribution@bofasecurities.com or prospectusrequest@list.db.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001, or Deutsche Bank Securities, Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics’ ability to successfully market and sell Zanaflex Capsules, the risk of unfavorable results from future studies of Fampridine-SR, delays in obtaining or failure to obtain FDA approval of Fampridine-SR, competition, the ability to obtain additional financing to support Acorda Therapeutics’ operations, unfavorable results from its preclinical programs, and failure to protect its intellectual property or to defend against the intellectual property claims of others. These and other risks are described in greater detail in Acorda Therapeutics’ filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements.

Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for SCI, MS and related nervous system disorders. The Company’s marketed products include Zanaflex CapsulesTM (tizanidine hydrochloride), a short-acting drug for the management of spasticity. Acorda is conducting a Phase 3 trial of Fampridine-SR to evaluate its safety and efficacy in improving walking ability in people with MS. The Company’s pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.